EXHIBIT 99.1

INSTRUCTIONS FOR USE OF BABCOCK & WILCOX ENTERPRISES, INC.
RIGHTS CERTIFICATES
CONSULT COMPUTERSHARE TRUST COMPANY, N.A. (THE “SUBSCRIPTION AGENT”) OR YOUR BANK OR BROKER AS TO ANY QUESTIONS
The following instructions relate to a rights offering (the “Rights Offering”) by Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”), to the holders of its common stock, par value $0.01 per share (the “Common Shares”), as described in the Company’s prospectus dated June 28, 2019 (the “Prospectus”). In the Rights Distribution (as such term is defined in the Prospectus), holders of record of Common Shares, at 5:00 p.m. New York City time, on June 27, 2019 (the “Rights Offering Record Date”) received one nontransferable subscription right (a “Right”) for each Common Share held by them as of the Rights Offering Record Date. Each whole Right is exercisable, upon payment of $0.30 as described below (the “Subscription Price”), to purchase 0.986896 Common Shares (the “Basic Subscription Privilege”). There will be no oversubscription privilege.
The Rights will expire at 5:00 p.m., New York City time, on July 18, 2019, unless extended as described in the Prospectus (the “Expiration Time”).
AS DESCRIBED IN THESE INSTRUCTIONS, YOUR RIGHTS CERTIFICATE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, AND PAYMENT OF THE SUBSCRIPTION PRICE MUST BE RECEIVED, AS MORE SPECIFICALLY DESCRIBED BELOW AND IN THE PROSPECTUS, BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION TIME. YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT.
Below is a list of the key dates for the Rights Offering of which you should be aware. With the exception of the Rights Offering Record Date and Rights Distribution Date, such dates are subject to change in the event the Company’s board of directors determines to extend the Rights Offering. For more information regarding these dates, we encourage you to review the section of the Prospectus entitled “The 2019 Rights Offering,” as this portion of the Prospectus describes other timing considerations of which you should be aware regarding the Rights Offering.

5:00 p.m., New York City time, on June 27, 2019	Rights Offering Record Date.
5:00 p.m., New York City time, on June 28, 2019	Rights Distribution Date; commencement of subscription period.
5:00 p.m., New York City time, on July 18, 2019	Expiration of the Rights Offering.

No fractional Rights or cash in lieu thereof was issued or paid. The Rights will not be traded on the New York Stock Exchange. Nominee holders of Common Shares that held, on the Rights Offering Record Date, Common Shares for the account(s) of more than one beneficial owner may, upon proper showing to the Subscription Agent, exercise such beneficial owners’ Basic Subscription Privilege as described below.
The number of Rights to which a holder of Common Shares is entitled is printed on the face of that holder’s “Rights Certificate.” You should indicate your wishes with regard to the exercise of your Rights by completing the Rights Certificate and returning it to the Subscription Agent in the envelope provided.

1.	EXERCISE YOUR RIGHTS AND SUBSCRIBE FOR COMMON SHARES (Sections 1 and 2 of the Rights Certificate).

To exercise Rights, deliver your properly completed and executed Rights Certificate, by checking the applicable boxes in Section 1 and completing Section 2, together with payment in full of the Subscription Price for each Common Share subscribed for pursuant to the Basic Subscription Privilege, to the Subscription Agent.
Payment of the applicable Subscription Price must be made for the full number of Common Shares being subscribed for by certified or personal check or bank draft drawn upon a U.S. bank, payable to: Computershare Trust Company, N.A., as Subscription Agent.
THE SUBSCRIPTION PRICE WILL BE DEEMED TO HAVE BEEN RECEIVED BY THE SUBSCRIPTION AGENT ONLY UPON (I) THE CLEARANCE OF ANY UNCERTIFIED CHECK OR (II) THE RECEIPT BY THE SUBSCRIPTION AGENT OF ANY CERTIFIED CHECK OR BANK DRAFT DRAWN UPON A U.S. BANK.
If paying by uncertified personal check, please note that the funds paid thereby may take several business days to clear. Accordingly, holders of record of Rights (each a “Rightsholder”) who wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier’s check.
The addresses of the Subscription Agent are as follows:

If delivering by first class mail:	If delivering by registered, certified or express mail or overnight courier:
Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 150 Royall Street, Suite V Canton, MA 02021

The telephone numbers and contact information of the Information Agent, for inquiries, information or requests for additional documentation are as follows:
D.F. King & Co., Inc.
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 622-1649
Email: bw@dfking.com

If you have not indicated the number of Rights being exercised, or if you have not forwarded full payment of the Subscription Price for the number of Rights that you have indicated are being exercised, you will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of whole Rights which may be exercised for the aggregate Subscription Price transmitted or delivered by you, and to the extent that the aggregate Subscription Price transmitted or delivered by you exceeds the product of the applicable per share Subscription Price multiplied by the number of whole Rights evidenced by the Rights Certificate(s) transmitted or delivered by you and no direction is given as to the excess, any such excess will be returned to you by mail or similarly prompt means, without interest or deduction, as soon as practicable after the Expiration Time.

Termination of the Rights Offering. The Company has the right to terminate the Rights Offering for any reason before the Rights expire.
Delivery of Common Shares. As soon as practicable after the Expiration Time, the Subscription Agent will deliver to each validly exercising Rightsholder Common Shares purchased pursuant to such exercise. The Subscription Agent will effect delivery of the subscribed-for Common Shares through the Subscription Agent’s book-entry registration system by mailing to each subscribing Rightsholder a statement of holdings detailing such Rightsholder’s subscribed-for Common Shares and the method by which the subscribing Rightsholder may access its account and, if desired, trade its shares. Such deliveries will be made to the address shown on the face of your Rights Certificate unless you provide instructions to the contrary in Section 2 of your Rights Certificate. See “The 2019 Rights Offering-Subscription Privileges” in the Prospectus.

2.	EXECUTION.
(a)Execution by Registered Holder(s). The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. If the Rights Certificate is registered in the names of two or more joint owners, all of such owners must sign. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.
(b)Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Company dispenses with proof of authority, in its sole and absolute discretion.

3.	METHOD OF DELIVERY.
The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rightsholder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of any checks sent in payment of the Subscription Price prior to the Expiration Time. If paying by uncertified personal check, please note that the funds paid thereby may take several business days to clear. Accordingly, Rightsholders who wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier’s check.

4.	SPECIAL PROVISIONS RELATING TO THE DELIVERY OF RIGHTS THROUGH THE DEPOSITORY TRUST COMPANY.
If you are a broker, a dealer, a trustee or a depositary for securities who holds Common Shares for the account of others as a nominee holder, you may, upon proper showing to the Subscription Agent, exercise your beneficial owners’ Basic Subscription Privilege through The Depository Trust Company (“DTC”). You may exercise Rights held through DTC (“DTC Exercised Rights”) through DTC’s PSOP Function on the “agents subscription over PTS” procedures and instructing DTC to charge the applicable DTC account for the Subscription Price and to deliver such amount to the Subscription Agent. DTC must receive the subscription instructions and payment for the new shares by the Expiration Time unless guaranteed delivery procedures are utilized.

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